Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information of John Hancock CQS Asset Backed Securities Fund, and to the use of our report, dated December 30, 2024, with respect to the financial statements of John Hancock CQS Asset Backed Securities Fund as of December 3, 2024, in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, Nos. 333-282489 and 811-24007) of John Hancock CQS Asset Backed Securities Fund.

/s/ Ernst & Young LLP
Ernst & Young LLP

Boston, Massachusetts December 30, 2024